Exhibit 10.5

EXECUTION COPY

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of August 28, 2009, and entered into by and among SPECTRUM BRANDS, INC., a Delaware corporation (the “Company”); certain Subsidiaries of the Company party hereto (the “Subsidiary Loan Parties” and, together with the Company, the “Loan Parties”); THE BANK OF NEW YORK MELLON (successor to Goldman Sachs Credit Partners, L.P. (“GSCP”)), in its capacity as collateral agent for the Term Secured Parties (as defined below), including its successors and assigns from time to time (the “Term Collateral Agent”); WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), in its capacity as collateral agent for the secured parties under the Existing Revolving Credit Agreement (as defined below) (the “Existing Revolving Collateral Agent”); and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as collateral agent for the Revolving Secured Parties (as defined below), including its successors and assigns from time to time (the “Revolving Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders party thereto and GSCP, as Administrative Agent and Collateral Agent, have entered into a Credit Agreement dated as of March 30, 2007 (as amended, restated, supplemented, extended, waived, modified, replaced or refinanced from time to time, the “Term Credit Agreement”).

The Company, the Subsidiary Loan Parties, the lenders party thereto, Wachovia, as Administrative Agent, Collateral Agent and an LC Issuer, and GSCP, as Syndication Agent, have entered into a Credit Agreement dated September 28, 2007 (as amended, restated, supplemented, extended, waived, modified, replaced or refinanced prior to the date hereof, the “Existing Revolving Credit Agreement”).

The Term Collateral Agent and the Existing Revolving Collateral Agent are parties to that certain Intercreditor Agreement, dated September 28, 2007 (the “Existing Intercreditor Agreement”).

The Company has entered into a Refinancing of the Existing Revolving Credit Agreement pursuant to the Revolving Credit Agreement (as defined below), which Refinancing is permitted by the Term Documents (as defined below).

Pursuant to the Term Credit Agreement, certain current and future Subsidiaries have guaranteed or will in the future guarantee the Term Obligations. Pursuant to the Revolving Credit Agreement, certain current and future Subsidiaries have guaranteed or will in the future guarantee the Revolving Obligations.

The Term Obligations are secured under the Term Collateral Documents by Liens on the ABL Collateral and the Non-ABL Collateral. The Revolving Obligations are being secured on the date hereof under the Revolving Collateral Documents by Liens on the ABL Collateral. The Term Secured Parties and the Revolving Secured Parties have authorized and directed the Term Collateral Agent and the Revolving Collateral Agent, respectively, to enter into this Agreement, pursuant to which (a) the Revolving Obligations will be secured on a first-priority basis by liens on the ABL Collateral and (b) the Term Obligations will be secured on a second priority basis by Liens on the ABL Collateral (as well as on a first-priority basis by Liens on the Non-ABL Collateral).

Pursuant to Section 5.5 of the Existing Intercreditor Agreement, the parties hereto desire to amend and restate the Existing Intercreditor Agreement in its entirety to make certain changes as are more fully set forth herein, which amendment and restatement shall become effective upon the date hereof.

AGREEMENT

In consideration of the foregoing and the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. Capitalized terms used and not defined in this Agreement have the meanings assigned to them in the Term Credit Agreement (as in effect on the date hereof). As used in this Agreement, the following terms shall have the following meanings:

“ABL Collateral” means any and all of the following Collateral: (a) all Accounts (other than Accounts arising under contracts for the sale of Non-ABL Collateral) and related Records; (b) all Chattel Paper; (c) all Deposit Accounts and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein (but not any identifiable Proceeds of Non-ABL Collateral); (d) all Inventory; (e) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b), (c) and (d), all Documents, General Intangibles (other than Intellectual Property), Instruments, Investment Property and Letter of Credit Rights; (f) all books and records related to the foregoing; and (g) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding clause (g) of the immediately preceding sentence, “ABL Collateral” shall not include any assets referred to in clauses (a) through (j) and (l) of the definition of “Non-ABL Collateral” that are not included in clause (e) above, and shall further not include any assets excluded from being collateral pursuant to the terms of the Revolving Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the UCC as in effect in the State of New York.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agents” means the Term Collateral Agent and the Revolving Collateral Agent.

“Agreement” means this Intercreditor Agreement, as amended, restated, replaced, renewed, extended, supplemented, waived or otherwise modified in writing from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Collateral” has the meaning assigned to that term in Section 6.1.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, that are subject to Liens under the Collateral Documents or any of them.

“Collateral Documents” means the Revolving Collateral Documents and the Term Collateral Documents.

“Company” has the meaning assigned to that term in the preamble to this Agreement.

“Comparable Term Collateral Document” means, in relation to any Collateral subject to any Lien created under any Revolving Collateral Document, the Term Document which creates a Lien on the same Collateral, granted by the same Grantor.

“Credit Documents” means this Agreement, the Revolving Documents and the Term Documents.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement of the Company or any of its Subsidiaries.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of Revolving Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Revolving Obligations;

(b) payment in full in cash of all other Revolving Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Obligations; and

(d) termination or cash collateralization of all contingent obligations in respect of Hedging Agreements and Cash Management Obligations (each capitalized term as defined in the Revolving Credit Agreement) constituting Revolving Obligations and all letters of credit the reimbursement obligations in respect of which constitute Revolving Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Existing Intercreditor Agreement” has the meaning assigned to that term in the Recitals of this Agreement.

“Existing Revolving Credit Agreement” has the meaning assigned to that term in the Recitals of this Agreement.

“Existing Revolving Collateral Agent” has the meaning assigned to that term in the preamble of this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a State of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each of the Subsidiary Loan Parties and each other Person that has executed and delivered or may from time to time hereafter execute and deliver a Revolving Collateral Document or a Term Collateral Document as a “Grantor” (or the equivalent thereof).

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Party in order to satisfy the requirements of the Revolving Credit Agreement or the Term Credit Agreement.

“Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of the Revolving Credit Agreement or the Term Credit Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor;

provided that, in the case of any involuntary case or proceeding, such case or proceeding shall have continued for sixty days without having been dismissed, bonded or discharged.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement of the Company or any of its Subsidiaries.

“Lender Party” has the meaning assigned to such term in the Revolving Guarantee and Collateral Agreement or the Term Guarantee and Collateral Agreement.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Parties” has the meaning assigned to that term in the preamble to this Agreement.

“New Revolving Collateral Agent” has the meaning assigned to that term in Section 5.5.

“New Revolving Credit Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-ABL Collateral” means any and all of the following Collateral: (a) all Investment Property; (b) all Documents; (c) all General Intangibles; (d) all Intellectual Property; (e) all Equipment; (f) all real property (including both fee and leasehold interests) and fixtures; (g) all Instruments; (h) all insurance; (i) all Letter of Credit Rights; (j) all Commercial Tort Claims; (k) all other Collateral not constituting ABL Collateral; (l) all books and records related to the foregoing; and (m) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding the foregoing, “Non-ABL Collateral” shall not include any property or assets included in clause (e) of the definition of “ABL Collateral”, or any property or assets excluded from being collateral pursuant to the terms of the Term Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the UCC as in effect in the State of New York.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Revolving Collateral Documents” means the Revolving Guarantee and Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any ABL Collateral of the Company or any of its Subsidiaries to secure any Revolving Obligations.

“Revolving Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the Company, the Subsidiary Loan Parties, the lenders party thereto from time to time and GECC, as Administrative Agent, Co-Collateral Agent, Syndication Agent, Swingline Lender and Supplemental Loan Lender, and Bank of America, N.A., as Co-Collateral Agent and L/C Issuer.

“Revolving Credit Cap Amount” has the meaning assigned to such term in the definition of “Revolving Obligations”.

“Revolving Credit Excess Amounts” has the meaning assigned to such term in the definition of “Revolving Obligations.”

“Revolving Documents” means the Revolving Credit Agreement and the Revolving Collateral Documents.

“Revolving Guarantee and Collateral Agreement” means the ABL Guarantee and Collateral Agreement dated as of the date hereof, among the Company, the Subsidiary Loan Parties and the Revolving Collateral Agent, as amended, restated, replaced, renewed, extended, supplemented, waived or otherwise modified in writing from time to time.

“Revolving Liens” means Liens on the ABL Collateral created under the Revolving Collateral Documents and securing the Revolving Obligations and any Liens incurred in connection with any Refinancing of Revolving Obligations that are deemed to be “Revolving Liens” under Section 5.5.

“Revolving Obligations” means all “Obligations” under and as defined in the Revolving Collateral Documents and all Refinancings of such Obligations. “Revolving Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of any Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Revolving Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing or any other provision of this Agreement, if the sum of the Revolving Obligations consisting of (a) Indebtedness constituting principal of loans under the Revolving Credit Agreement and the other Revolving Documents plus (b) the aggregate face amount of all outstanding letters of credit issued under the Revolving Credit Agreement and the other Revolving Documents plus (c) all other obligations in the nature of principal obligations, including obligations under any Hedge Agreement, under the Revolving Credit Agreement and the other Revolving Documents, shall be in excess of the lesser of (i) $300,000,000 and (ii) the Facilities Reduction Amount (as defined in the Term Credit Agreement as in effect on the date hereof) (the “Revolving Credit Cap Amount”), then that portion of such Indebtedness and face amount of letters of credit in excess of the Revolving Credit Cap Amount (the “Revolving Credit

Excess Amounts”), and all interest and reimbursement obligations in respect of such Revolving Credit Excess Amounts, shall be secured by the Revolving Collateral Documents but shall not constitute “Revolving Obligations” under this Agreement, and the Liens created by the Revolving Collateral Documents on the ABL Collateral, insofar as they secure such Revolving Credit Excess Amounts, shall be junior and subordinate in all respects to the Term Liens on such ABL Collateral.

“Revolving Secured Parties” means the “Secured Parties” as defined in the Revolving Guarantee and Collateral Agreement.

“Secured Parties” means the Revolving Secured Parties and the Term Secured Parties.

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context indicates otherwise, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Loan Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Term Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Term Collateral Documents” means the Term Guarantee and Collateral Agreement, each Term Mortgage and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of the Company or any of its Subsidiaries to secure any Term Obligations.

“Term Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Term Documents” means the Term Credit Agreement and the Term Collateral Documents.

“Term Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of March 30, 2007, among the Company, the Subsidiary Loan Parties and the Term Collateral Agent, as amended, restated, replaced, renewed, extended, supplemented, waived or otherwise modified in writing from time to time.

“Term Liens” means Liens on the Collateral created under the Term Collateral Documents and securing the Term Obligations and any judgment Liens referred to in Section 3.1(e).

“Term Mortgage” means each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Term Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Obligations” means all “Obligations” under and as defined in the Term Collateral Documents and all Refinancings of such Obligations. “Term Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of any Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Term Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Term Secured Parties” means the “Secured Parties” as defined in the Term Guarantee and Collateral Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Term Liens granted on the ABL Collateral or of any Revolving Liens granted on the ABL Collateral and notwithstanding any provision of the UCC or any other applicable law or the Term Documents or the Revolving Documents or any defect or deficiencies in, or failure to perfect, the Revolving Liens or any other circumstance whatsoever, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, hereby agree that:

(a) any Revolving Lien on any ABL Collateral now or hereafter held by or on behalf of the Revolving Collateral Agent, any Revolving Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Term Lien on such ABL Collateral;

(b) any Term Lien on any ABL Collateral now or hereafter held by or on behalf of the Term Collateral Agent, any Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Revolving Liens on such ABL Collateral; and

(c) notwithstanding any other provision contained in this Agreement, any Liens on ABL Collateral created by the Revolving Documents, insofar as they secure Revolving Credit Excess Amounts, shall be junior and subordinate in all respects to the Term Liens on such ABL Collateral.

2.2 Prohibition on Contesting Liens. The Term Collateral Agent, for itself and on behalf of each Term Secured Party, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of any applicable Revolving Lien on any ABL Collateral or the provisions of this Agreement.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Term Collateral Agent and the Term Secured Parties:

(i) will not exercise or seek to exercise any rights or remedies with respect to any ABL Collateral subject to any Revolving Lien (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Term Collateral Agent or any Term Secured Party is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Term Collateral Agent or any Term Secured Party may exercise any or all such rights or remedies after a period of 180 days has elapsed since the first date on which the Term Collateral Agent shall have (A) declared the existence of any Event of Default under the Term Documents, (B) demanded the repayment of all the principal amount of the Term Obligations and (C) notified the Revolving Collateral Agent of such declaration of an Event of Default and demand (the “Standstill Period”); provided further, however, that notwithstanding anything herein to the contrary, in no event shall the Term Collateral Agent or any Term Secured Party exercise any rights or remedies with respect to any ABL Collateral subject to any Revolving Lien, notwithstanding the expiration of the Standstill Period, if the Revolving Collateral Agent or Revolving Secured Parties shall have commenced and be diligently pursuing the exercise of rights or remedies with respect to all or any material portion of such ABL Collateral (prompt notice of such exercise to be given to the Term Collateral Agent); provided further, however, that the parties hereto acknowledge and agree that this Section 3.1(a)(i) shall not in any way prohibit the Term Collateral Agent or any Term Secured Party from exercising any of its rights during an Insolvency or Liquidation Proceeding to the extent permitted by the other provisions hereof;

(ii) subject to Section 2.1(c), will not contest, protest or object to any foreclosure proceeding or action brought by the Revolving Collateral Agent or any Revolving Secured Party or any other exercise by the Revolving Collateral Agent or any Revolving Secured Party of any rights and remedies relating to any ABL Collateral, whether under the applicable Revolving Documents or otherwise; and

(iii) subject to clause (a)(i) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the Revolving Collateral Agent or any Revolving Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any ABL Collateral subject to any Revolving Lien;

provided that, in the case of clauses (i), (ii) and (iii) above, the Liens granted on the ABL Collateral to secure the Term Obligations shall attach to any Proceeds resulting from actions taken by the Revolving Collateral Agent or any Revolving Secured Party in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of Revolving Obligations.

(b) Subject to the terms and conditions of this Agreement, until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(i), the Revolving Collateral Agent and the Revolving Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including the exercise of any right of set-off, any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement and the right to credit bid their debt) and, in the course of such exercise, make related determinations regarding the release, disposition or restrictions with respect to any ABL Collateral subject to Revolving Liens without any consultation with or the consent of the Term Collateral Agent or any Term Secured Party; provided that the Liens on any ABL Collateral securing any Term Obligations shall remain on the Proceeds of such Collateral so released or disposed of, subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the ABL Collateral subject to the Revolving Liens, the Revolving Collateral Agent and each Revolving Secured Party may enforce the provisions of the applicable Revolving Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the right of any agent appointed by them to sell or otherwise dispose of such ABL Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, the Term Collateral Agent and any Term Secured Party may:

(i) file a claim or statement of interest with respect to the applicable Term Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of any Revolving Liens on the ABL Collateral or the rights of the Revolving Collateral Agent or any Revolving Secured Party to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Term Liens on the ABL Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Secured Parties, including any claims secured by the ABL Collateral, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements to assert rights or interests that are available to unsecured creditors of the Grantors arising under any Insolvency or Liquidation Proceeding or any applicable law and that, in each case, are not inconsistent with the terms of this Agreement;

(v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Obligations and the Collateral; and

(vi) exercise any of its rights or remedies with respect to the ABL Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(i).

The Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that it will not take or receive any ABL Collateral subject to any Revolving Lien or any Proceeds of any such ABL Collateral in connection with the exercise of any right or remedy (including set-off) with respect to such ABL Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Obligations has occurred, except as expressly provided in Section 3.1(a), Section 6.3(b) and this Section 3.1(c), the sole right of the Term Collateral Agent and the Term Secured Parties with respect to any ABL Collateral subject to any Revolving Lien is to hold a Lien on such ABL Collateral pursuant to the applicable Term Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Revolving Obligations has occurred.

(d) Subject to Sections 3.1(a), 3.1(c) and 6.3(b):

(i) the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, agrees that it and the Term Secured Parties will not take any action that would hinder or delay any exercise of remedies with respect to the ABL Collateral under the applicable Revolving Documents or the realization of the full value of any ABL Collateral in which the Revolving Collateral Agent has Liens or would otherwise be prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of any ABL Collateral subject to any Revolving Lien, whether by foreclosure or otherwise;

(ii) the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as junior lien creditors or otherwise to object to the manner in which the Revolving Collateral Agent or any Revolving Secured Party seeks to enforce or realize on the Revolving Liens on the ABL Collateral in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Revolving Collateral Agent or such Revolving Secured Party is adverse to the interests of the Term Secured Parties; and

(iii) the Term Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Term Collateral Documents or any other Term Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Revolving Collateral Agent or any Revolving Secured Party with respect to the ABL Collateral subject to their Revolving Liens as set forth in this Agreement and the Revolving Documents.

(e) Except as otherwise specifically set forth in Sections 3.1(a) and 3.1(d), the Term Collateral Agent and the Term Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Person that has guaranteed or granted Liens to secure the Term Obligations in accordance with the terms of the Term Documents and applicable law; provided that in the event that any Term Secured Party becomes a judgment Lien creditor in respect of any ABL Collateral subject to any Revolving Lien as a result of its enforcement of its rights as an unsecured creditor with respect to the applicable Term Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes of this Agreement.

(f) Nothing in this Agreement shall prohibit the receipt by the Term Collateral Agent or any Term Secured Party of the required or permitted payments of interest, principal and other amounts owed in respect of the applicable Term Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Collateral Agent or any Term Secured Party of rights or remedies against the ABL Collateral as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Term Lien on ABL Collateral held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Revolving Collateral Agent or any Revolving Secured Party may have with respect to any ABL Collateral subject to its Revolving Liens.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of Revolving Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, ABL Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Collateral upon the exercise of remedies by the Revolving Collateral Agent or any Revolving Secured Parties shall be applied by the Revolving Collateral Agent to the applicable Revolving Obligations. Upon the Discharge of Revolving Obligations, the Revolving Collateral Agent shall deliver to the Term Collateral Agent any ABL Collateral and Proceeds thereof held by the Revolving Collateral Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Term Collateral Agent to the Term Obligations.

4.2 Payments Over in Violation of Agreement. So long as the Discharge of Revolving Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, if the Term Collateral Agent or any Term Secured Party receives any ABL Collateral subject to any Revolving Lien or any Proceeds thereof in connection with (i) the exercise of any right or remedy (including set-off) relating to such ABL Collateral in contravention of this Agreement or (ii) the transfer of such ABL Collateral or Proceeds to the Term Collateral Agent or the Term Secured Party (pursuant to this paragraph or otherwise) by any Person holding a Lien on such ABL Collateral that is subordinate to the Lien of the Term Collateral Agent or the Term Secured Party, such ABL Collateral or Proceeds shall be segregated and held in trust and forthwith paid over to the Revolving Collateral Agent for the benefit of the applicable Revolving Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Revolving Collateral Agent is hereby authorized to make any such endorsements as agent for the Term Collateral Agent or the Term Secured Parties (such authorization being coupled with an interest and irrevocable until the Discharge of Revolving Obligations).

SECTION 5. Other Agreements.

5.1 Releases. (a) If in connection with the exercise of the Revolving Collateral Agent’s remedies in respect of any ABL Collateral subject to its Revolving Liens as provided for in Section 3.1, the Revolving Collateral Agent, for itself or on behalf of any of the Revolving Secured Parties, releases any of its Liens on any part of such ABL Collateral, then the Term Liens of the Term Collateral Agent, for itself or for the benefit of the Term Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released. The Term Collateral Agent, for itself and on behalf of the Term Secured Parties, promptly shall execute and deliver to the Revolving Collateral Agent such termination statements, releases and other documents as the Revolving Collateral Agent may request to effectively confirm such release.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any ABL Collateral (collectively, a “Disposition”) permitted under the terms of both the Revolving Documents and the Term Documents (other than in connection with the exercise of the Revolving Collateral Agent’s remedies in respect of any ABL Collateral as provided for in Section 3.1) the Revolving Collateral Agent, for itself or on behalf of any of the Revolving Secured Parties, releases any of its Revolving Liens on any part of ABL Collateral other than (A) in connection with the Discharge of Revolving Obligations or (B) after the occurrence and during the continuance of any Event of Default under and as defined in the Term Documents, then the Term Liens of the Term Collateral Agent on such Collateral shall be automatically, unconditionally and simultaneously released. The Term Collateral Agent, for itself and on behalf of the Term Secured Parties, promptly shall execute and deliver to the Revolving Collateral Agent such termination statements, releases and other documents as the Revolving Collateral Agent may request to effectively confirm such release.

(c) Until the Discharge of Revolving Obligations occurs, the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, hereby irrevocably constitutes and appoints the Revolving Collateral Agent and any officer or agent of the Revolving Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Term Collateral Agent or the Term Secured Parties or in the Revolving Collateral Agent’s own name, from time to time in the Revolving Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all action and to execute any and all documents and instruments which may be necessary or appropriate to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d) Until the Discharge of Revolving Obligations occurs, to the extent that the Revolving Collateral Agent or the Revolving Secured Parties (i) have released any Revolving Lien on any ABL Collateral and such Lien is later reinstated or (ii) obtain any new Liens from any Grantor, then the Term Collateral Agent, for itself and for the Term Secured Parties, shall be granted a Lien on any such Collateral, subject, if such Collateral is ABL Collateral, to the Lien subordination provisions of this Agreement.

5.2 Insurance. Unless and until the Discharge of Revolving Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the applicable Revolving Documents, the Revolving Collateral Agent and Revolving Secured Parties shall have the right, in consultation with and subject to the consent of the Company (unless an Event of Default shall have occurred and be continuing and except as otherwise provided in the Revolving Documents), to adjust settlement for any insurance policy covering any ABL Collateral subject to the Revolving Liens in the event of any loss thereunder and, in consultation with and subject to the consent of the Company (unless an Event of Default shall have occurred and be continuing and except as otherwise provided in the Revolving Documents), to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such ABL Collateral. Unless and until the Discharge of Revolving Obligations has occurred, and subject to the rights of the Grantors under the Revolving Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if with respect to such ABL Collateral shall be paid to the Revolving Collateral Agent for the benefit of the Revolving Secured Parties to the extent required under the Revolving Documents (including for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Revolving Obligations are outstanding, and subject to the rights of the Grantors under the Term Documents, to the Term Collateral Agent for the benefit of the Term Secured Parties to the extent required under the Term Documents and then, to the extent no Term Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Revolving Obligations has occurred, if the Term Collateral Agent or any Term Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, in each case with respect to such ABL Collateral, in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Revolving Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to Revolving Documents and Term Documents. (a) Each of the Revolving Documents and the Term Documents may be amended, supplemented or otherwise modified in accordance with the terms thereof, and all Indebtedness under the Revolving Credit Agreement and the Term Credit Agreement may be Refinanced in accordance with the terms thereof, except, in each case, as prohibited under the Revolving Credit Agreement or the Term Credit Agreement, each as in effect on the date hereof and as amended from time to time (but without giving effect to any amendment, supplement or modification that prohibits or restricts the amendment or modification of the Revolving Credit Agreement or the Term Credit Agreement or the Refinancing of any Indebtedness under either such agreement to a greater extent than the provisions in effect on the date hereof). The Revolving Collateral Agent, on behalf of the Revolving Secured Parties, and the Company agree that the Revolving Documents will not restrict the amendment, supplement or modification of the Term Documents to a greater extent than the Term Credit Agreement, as in effect on the date hereof, restricts the amendment, supplement or modification of the Revolving Documents. In the event any Indebtedness under the Revolving Credit Agreement or the Term Credit Agreement is Refinanced, the holders of such Refinancing debt shall bind themselves in a writing addressed to the Term Collateral Agent or the Revolving Collateral Agent, as the case may be, for the benefit of the Term Secured Parties or the Revolving Secured Parties, as applicable, to the terms of this Agreement. No amendment, supplement or other modification of any Revolving Document or any Term Document shall affect the Lien subordination or other provisions of this Agreement.

(b) In the event the Revolving Collateral Agent or Revolving Secured Parties and any Grantor enter into any amendment, waiver or consent in respect of any Revolving Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such Revolving Collateral Document or changing in any manner the rights of the Revolving Collateral Agent, such Revolving Secured Parties, the Company or any other Grantor thereunder, then such amendment, waiver or consent, solely insofar as it relates to ABL Collateral and the rights of the Revolving Collateral Agent with respect thereto, shall apply automatically to any comparable provision of each Comparable Term Collateral Document without the consent of the Term Collateral Agent or the Term Secured Parties and without any action by the Term Collateral Agent, the Company or any other Grantor, provided that:

(i) no such amendment, waiver or consent shall have the effect of:

(A) removing or releasing assets subject to the Lien of the Term Collateral Document, except to the extent that a release of such Lien is permitted or required by Section 5.1 or consented to by the Term Collateral Agent or the Term Secured Parties and provided that there is a corresponding release of the Liens securing the applicable Revolving Obligations;

(B) imposing duties on the Term Collateral Agent without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Term Documents or Section 6; or

(D) being prejudicial to the interests of the Term Secured Parties to a greater extent than the Revolving Secured Parties; and

(ii) notice of such amendment, waiver or consent shall have been given to the Term Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

5.4 Bailee for Perfection. (a) The Revolving Collateral Agent agrees to hold that part of the ABL Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such ABL Collateral being the “Pledged Collateral”), as collateral agent for the Revolving Secured Parties and as bailee for the Term Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC), solely for the purpose of perfecting the security interest granted under the applicable Revolving Documents and Term Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b) The Revolving Collateral Agent shall have no obligation whatsoever to the Term Collateral Agent or any Term Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the Revolving Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon the applicable Discharge of Revolving Obligations as provided in paragraph (d) below.

(c) The Revolving Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Term Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Term Collateral Agent or any Term Secured Party or any liability to the Term Collateral Agent or any Term Secured Party absent gross negligence or willful misconduct on the part of the Revolving Collateral Agent.

(d) Upon the Discharge of Revolving Obligations, the Revolving Collateral Agent shall deliver the remaining Pledged Collateral held or controlled by it (if any), together with any necessary endorsements, first, to the Term Collateral Agent to the extent Term Obligations remain outstanding, and second, to the Company to the extent no Revolving Obligations or Term Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). The Revolving Collateral Agent further agrees, upon the Discharge of Revolving Obligations, to take all other action reasonably requested by any Term Collateral Agent in connection with the Term Collateral Agent obtaining a first-priority interest in such Pledged Collateral or as a court of competent jurisdiction may otherwise direct.

(e) Subject to the terms of this Agreement, so long as the Discharge of Revolving Obligations has not occurred, the Revolving Collateral Agent shall be entitled to deal with the Pledged Collateral or ABL Collateral within its “control” in accordance with the terms of this Agreement and the Revolving Documents.

5.5 When Discharge of Revolving Obligations Deemed Not to Have Occurred. If the Company enters into any Refinancing of any Revolving Document evidencing Revolving Obligations which Refinancing is permitted by the Term Documents, then a Discharge of Revolving Obligations shall be deemed not to have occurred for all purposes of this Agreement and, from and after the date on which the New Revolving Credit Debt Notice is delivered to the Term Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the Revolving Document shall automatically be treated as Revolving Obligations, and the Liens securing such Revolving Obligations shall be treated as Revolving Liens, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth herein, and the Revolving Collateral Agent under such Revolving Documents shall be the Revolving Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Revolving Credit Debt Notice”) stating that the Company has entered into a new Revolving Document (which notice shall include the identity of the new Revolving Collateral Agent, such agent, the “New Revolving Collateral Agent”), the Revolving Collateral Agent and the Term Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Revolving Collateral Agent shall reasonably request in order to provide to the New Revolving Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (b) deliver to the New Revolving Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Revolving Collateral Agent to obtain control of such Pledged Collateral). The New Revolving Collateral Agent shall agree in a writing addressed to the Term Collateral Agent for the benefit of the Term Secured Parties to be bound by the terms of this Agreement. If the new Revolving Obligations under the new Revolving Documents are secured by assets of the Grantors that do not also secure any Term Obligations, then such Term Obligations shall be secured at such time by a Lien on such assets to the same extent provided in the applicable Term Collateral Documents and this Agreement.

5.6 Purchase Right. Without prejudice to the enforcement of the Revolving Secured Parties’ remedies, the Revolving Collateral Agent, on behalf of the Revolving Secured Parties, agrees that at any time following an acceleration of any Revolving Obligations in accordance with the terms of the Revolving Documents, the Revolving Secured Parties will offer the Term Secured Parties in writing (with a copy of such notice to the Company simultaneously therewith) the option to purchase for cash the entire aggregate amount of such accelerated Revolving Obligations (including unfunded commitments under the applicable Revolving Documents, if any) at par plus accrued interest, fees and expenses (without regard to any prepayment penalty or premium), without warranty or representation or recourse, on a pro rata basis from the Revolving Secured Parties. The Term Secured Parties shall irrevocably accept or reject such offer within ten (10) Business Days of the receipt thereof and the parties shall endeavor to close promptly thereafter using the applicable assignment forms set forth in the Revolving Documents. If the Term Secured Parties accept such offer, it shall be exercised pursuant to documentation mutually acceptable to the Revolving Collateral Agent and the Term Collateral Agent. If the Term Secured Parties reject such offer (or do not so irrevocably accept such offer within the required period), the Revolving Secured Parties shall have no further obligations under this Section 5.6.

5.7 Rights of Access and Use. (a) In the event that the Term Collateral Agent shall acquire control or possession of any of the Non-ABL Collateral or shall, through the exercise of remedies under the Term Collateral Documents or otherwise, sell any of the Non-ABL Collateral to any third party (a “Third Party Purchaser”), the Term Collateral Agent shall permit the Revolving Collateral Agent (or require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the Revolving Collateral Agent), at its option and in accordance with applicable law, and at the expense of the Revolving Secured Parties: (i) to enter any or all of the Non-ABL Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of real property during normal business hours or in order to inspect, remove or take any action with respect to the ABL Collateral or to enforce the Revolving Collateral Agent’s rights with respect thereto, including, but not limited to, the examination and removal of ABL Collateral and the examination and duplication of the books and records of any Grantor related to the ABL Collateral, or to otherwise handle, deliver, ship, transport, deal with or dispose of any ABL Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon; and (ii) use any of the Non-ABL Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of equipment (including computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the ABL Collateral) to handle, deal with or dispose of any ABL Collateral pursuant to the rights of the Revolving Collateral Agent and Revolving Secured Parties as set forth in the Revolving Documents, the UCC of any applicable jurisdiction and other applicable law. The Term Collateral Agent shall not have any responsibility or liability for the acts or omissions of the Revolving Collateral Agent or any Revolving Secured Parties, and the Revolving Collateral Agent and the Revolving Secured Parties shall not have any responsibility or liability for the acts or omissions of the Term Collateral Agent, in each case arising in connection with such other Person’s use and/or occupancy of any of the Non-ABL Collateral. The rights of the Revolving

Collateral Agent set forth in clauses (i) and (ii) above as to the Non-ABL Collateral shall be irrevocable and shall continue at the Revolving Collateral Agent’s option for a period of one hundred and eighty (180) days from the date on which the Term Collateral Agent has notified the Revolving Collateral Agent that the Term Collateral Agent has acquired possession or control of any of the Non-ABL Collateral.

(b) During the period of actual occupation, use and/or control by the Revolving Collateral Agent of any Non-ABL Collateral (or any assets or property subject to a leasehold interest constituting Non-ABL Collateral), the Revolving Secured Parties shall be obligated (i) to reimburse the Term Secured Parties for their pro rata share of all utilities, taxes, insurance and all other operating costs of such Non-ABL Collateral used by them during any such period of actual occupation, use and/or control to the extent the same are actually paid by the Term Secured Parties, (ii) to repair at their expense any physical damage to such Non-ABL Collateral resulting from such occupancy, use or control, and to leave such Non-ABL Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, (iii) to deliver to the Term Collateral Agent a certificate of insurance showing property and liability coverage reasonably satisfactory to the Term Collateral Agent on such Non-ABL Collateral during any such period of actual occupation, use and/or control thereof by the Revolving Collateral Agent and naming the Term Collateral Agent as an additional named insured and (iv) to indemnify and hold harmless the Term Secured Parties from and against any third party claims against the Term Secured Parties resulting from actions or omissions by the Revolving Secured Parties or their agents or representatives during the period of such occupancy, use or control by the Revolving Collateral Agent. Without limiting the rights granted in this paragraph, the Revolving Collateral Agent and the Revolving Secured Parties shall cooperate with the Term Secured Parties in connection with any efforts made by the Term Collateral Agent or the Term Secured Parties to sell the Non-ABL Collateral.

(c) In addition to and not in limitation of Section 5.7(a), in connection with any enforcement action by the Revolving Collateral Agent, the Term Collateral Agent hereby grants to the Revolving Collateral Agent a non-exclusive, irrevocable royalty free license with respect to any intellectual property necessary to realize upon any ABL Collateral for the purpose of effecting such realization.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. Until the Discharge of Revolving Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Revolving Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) which constitutes ABL Collateral or to permit the Company or any other Grantor to obtain financing from the Revolving Secured Parties under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that it will raise no objection to such Cash Collateral use or DIP Financing, insofar as its rights with respect to the ABL Collateral are affected, so long as (i) such Cash Collateral use or DIP Financing is on commercially reasonable terms and, if required by applicable law, is approved by the Governmental Authority having jurisdiction over such Insolvency or Liquidation Proceeding, (ii) the Term Collateral Agent and the Term Secured Parties retain the right to object to any ancillary agreements or arrangements regarding such Cash Collateral use or DIP Financing that are materially prejudicial to their interests and (iii) such DIP Financing does not compel the Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Revolving Liens are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the Term Collateral Agent will subordinate its Term Liens in the ABL Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection with its rights as a holder of Liens on the ABL Collateral (except as expressly agreed by the Revolving Collateral Agent or to the extent permitted by Section 6.3).

6.2 Relief from the Automatic Stay. Until the Discharge of Revolving Obligations has occurred, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral in which it holds Revolving Liens, without the prior written consent of the Revolving Collateral Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that none of them shall oppose (or support any other Person opposing) any motion the Revolving Collateral Agent seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral in which it holds Revolving Liens.

6.3 Adequate Protection.

(a) The Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the Revolving Collateral Agent or Revolving Secured Parties for adequate protection with respect to Revolving Liens in ABL Collateral; or

(ii) any objection by the Revolving Collateral Agent or Revolving Secured Parties to any motion, relief, action or proceeding based on the Revolving Collateral Agent or Revolving Secured Parties claiming a lack of adequate protection with respect to Revolving Liens in ABL Collateral.

(b) Notwithstanding Section 6.3(a), in any Insolvency or Liquidation Proceeding:

(i) if the Revolving Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing and such additional collateral is the type of asset or property that would constitute ABL Collateral, then (A) the Term Collateral Agent, on behalf of itself or any of the Term Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Revolving Obligations and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Collateral securing the Term Obligations are so subordinated to the Liens on ABL Collateral securing the Revolving Obligations under this Agreement and (B) subject to clause (ii) below, the Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, agrees that none of them shall contest (or support any other

Person contesting) (1) any request by the Term Collateral Agent or any Term Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A); and

(ii) in the event the Term Collateral Agent, on behalf of itself or any Term Secured Parties, seeks or requests adequate protection in respect of Term Obligations and such adequate protection is granted in the form of additional collateral of a type of asset or property that would constitute ABL Collateral, then the Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that the Revolving Collateral Agent shall also be granted a Lien on such additional collateral as security for the Revolving Obligations and for any Cash Collateral use or DIP Financing provided by the Revolving Secured Parties and that any Lien on such additional collateral securing the applicable Term Obligations shall be subordinated to the Lien on such collateral securing the Revolving Obligations and any such DIP Financing provided by the Revolving Secured Parties (and all obligations relating thereto) and to any other Liens granted to the Revolving Secured Parties as adequate protection on the same basis as the other Liens on ABL Collateral securing the Term Obligations are so subordinated to the Liens on ABL Collateral securing the Revolving Obligations under this Agreement. Except in connection with the exercise of remedies with respect to the ABL Collateral, nothing herein shall limit the rights of the Term Collateral Agent or any Term Secured Parties from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4 No Waiver. Subject to Sections 3.1(a), 3.1(d) and 6.3(b), nothing contained herein shall prohibit or in any way limit the Revolving Collateral Agent or any Revolving Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Collateral Agent or any Term Secured Parties in respect of the ABL Collateral, including the seeking by the Term Collateral Agent or any Term Secured Parties of adequate protection or the asserting by the Term Collateral Agent or any Term Secured Parties of any rights and remedies under the applicable Term Documents or otherwise, in each case to the extent affecting (i) the Revolving Collateral Agent’s or such Revolving Secured Parties’ rights in ABL Collateral or (ii) the amount of Indebtedness that is secured by a Lien on ABL Collateral that is senior to that of the Revolving Collateral Agent or such Revolving Secured Parties. Except as otherwise contemplated by the other provisions of this Agreement, nothing contained in this Agreement shall prohibit or in any way limit the Term Collateral Agent or any Term Secured Party from objecting in an Insolvency or Liquidation Proceeding or objecting to any action taken by the Revolving Collateral Agent or any Revolving Secured Party.

6.5 Avoidance Issues. If any Revolving Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of Revolving Obligations (a “Recovery”), then such Revolving Secured Party shall be entitled to a reinstatement of the applicable Revolving Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Post-Petition Interest. (a) Neither the Term Collateral Agent nor any Term Secured Party shall oppose or seek to challenge any claim by the Revolving Collateral Agent or any Revolving Secured Party for allowance in any Insolvency or Liquidation Proceeding of Revolving Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any applicable Revolving Secured Party’s Lien on the ABL Collateral, without regard to the existence of the Term Lien of the Term Collateral Agent on behalf of the Term Secured Parties on the ABL Collateral.

(b) Neither the Revolving Collateral Agent nor any Revolving Secured Party shall oppose or seek to challenge any claim by the Term Collateral Agent or any Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Term Collateral Agent on behalf of the Term Secured Parties on the Collateral (after taking into account any Lien of the Revolving Collateral Agent on behalf of the Revolving Secured Parties in any ABL Collateral).

6.7 Waiver. Except as otherwise contemplated by the other provisions of this Agreement, the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, waives any claim it may hereafter have against any Revolving Secured Party arising out of the election by any Revolving Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Collateral in any Insolvency or Liquidation Proceeding.

6.8 Separate Grants of Security and Separate Classification. Each of the Revolving Collateral Agent, for itself and on behalf of the Revolving Secured Parties, and the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the Revolving Collateral Documents and the Term Collateral Documents constitute separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the ABL Collateral, the Revolving Obligations and the Term Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding (other than any such plan of reorganization that provides for the payment in full and in cash of the aggregate amount of (and accrued interest, fees and expenses under) the Revolving Obligations and Term Obligations). To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Secured Parties and the Term Secured Parties or any of them in respect of any ABL Collateral constitute only one secured claim (rather than separate classes of secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of such ABL Collateral (with the effect being that, to the extent that the aggregate value of such ABL Collateral is sufficient (for this purpose ignoring all claims held by the Term Secured Parties), the Revolving Secured Parties shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the applicable Revolving Documents arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding before any distribution in respect of ABL Collateral is made in respect of the claims held by the Term Secured Parties, with the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, hereby acknowledging and agreeing to turn over to the Revolving Collateral Agent, for itself and on behalf of the Revolving Secured Parties, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Term Secured Parties).

6.9 Voting. Each of the parties hereto acknowledges and agrees that the Term Collateral Agent and each Term Secured Party shall not be required to vote to approve any plan of reorganization for any reason. Except as otherwise contemplated by (i) the applicable plan of reorganization and mutually agreed to by the parties thereto or (ii) the other provisions of the Credit Documents, the Credit Documents shall not require any Secured Party to agree that any provision of any Credit Document shall survive the effectiveness of a plan of reorganization in an Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, acknowledges that it and the Revolving Secured Parties have, independently and without reliance on the Term Collateral Agent or Term Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Revolving Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Documents or this Agreement. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, acknowledges that it and the Term Secured Parties have, independently and without reliance on the Revolving Collateral Agent or any Revolving Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Term Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Term Documents or this Agreement.

7.2 No Warranties or Liability. The Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, acknowledges and agrees that the Term Collateral Agent and the Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Term Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, acknowledges and agrees that the Revolving Collateral Agent and the Revolving Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Revolving Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Revolving Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Revolving Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. None of the Term Collateral Agent or the Term Secured Parties shall have any duty to the Revolving Collateral Agent or the Revolving Secured Parties, and none of the Revolving Collateral Agent or the Revolving Secured Parties shall have any duty to any Term Collateral Agent or the Term Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including any Revolving Documents and Term Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities. (a) No right of any Revolving Secured Parties, the Revolving Collateral Agent or any of them to enforce any provision of this Agreement or any Revolving Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Revolving Secured Party or the Revolving Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Documents or any of the Term Documents, regardless of any knowledge thereof which the Revolving Collateral Agent or any Revolving Secured Parties, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Revolving Documents and subject to the provisions of Section 5.3(a)), any Revolving Secured Parties, the Revolving Collateral Agent and any of them may, at any time and from time to time in accordance with the applicable Revolving Documents and/or applicable law, without the consent of, or notice to, the Term Collateral Agent or any Term Secured Parties, without incurring any liabilities to the Term Collateral Agent or any Term Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Collateral Agent or any Term Secured Parties is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Revolving Obligations or any Revolving Lien on any Collateral or guarantee thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the applicable Revolving Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Revolving Liens held by the Revolving Collateral Agent or any such Revolving Secured Parties, the applicable Revolving Obligations or any of the applicable Revolving Documents; provided that any such increase in such Revolving Obligations shall not increase the sum of the Indebtedness constituting principal under the Revolving Credit Agreement and the face amount of any letters of credit issued under the Revolving Credit Agreement to an amount in excess of the Revolving Credit Cap Amount;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Collateral subject to its Revolving Lien or any liability of the Company or any other Grantor to such Revolving Secured Parties or the Revolving Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Revolving Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the applicable Revolving Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any

ABL Collateral subject to its Revolving Lien and any security and any guarantor or any liability of the Company or any other Grantor to the applicable Revolving Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise provided herein, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, also agrees that the Revolving Secured Parties and the Revolving Collateral Agent shall have no liability to the Term Collateral Agent or any Term Secured Parties, and the Term Collateral Agent, on behalf of itself and the Term Secured Parties, hereby waives any claim against any Revolving Secured Party or the Revolving Collateral Agent arising out of any and all actions which such Revolving Secured Parties or the Revolving Collateral Agent may take or permit or omit to take with respect to:

(i) the Revolving Documents (other than as provided in this Agreement);

(ii) the collection of the Revolving Obligations; or

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Collateral subject to the Revolving Liens. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees that the Revolving Secured Parties and the Revolving Collateral Agent have no duty to them in respect of the maintenance or preservation of any Collateral subject to the Revolving Liens, the Revolving Obligations or otherwise.

(d) Until the Discharge of Revolving Obligations, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any ABL Collateral subject to any Revolving Lien or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Revolving Collateral Agent and Revolving Secured Parties and the Term Collateral Agent and Term Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Revolving Documents or any Term Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Obligations or Term Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Document or any Term Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Obligations or Term Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Revolving Collateral Agent, any Revolving Obligations, any Revolving Secured Party, the Term Collateral Agent, any Term Obligations or any Term Secured Party in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any express conflict between the provisions of this Agreement and the provisions of the Revolving Documents or the Term Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and the Revolving Secured Parties may continue, at any time and without notice to the Term Collateral Agent or any Term Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting Revolving Obligations in reliance hereon. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither the Company nor any other Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights or obligations are affected; provided that the Company shall be provided with prior written notice of all amendments, modifications and waivers of any provision of this Agreement, which prior written notice shall be accompanied by copies of drafts of the applicable amendments, modifications and waivers.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. Each of (a) the Revolving Collateral Agent and the Revolving Secured Parties and (b) the Term Collateral Agent and the Term Secured Parties shall be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the Revolving Obligations or the Term Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the Revolving Obligations or the Term Obligations. Neither the Revolving Collateral Agent nor any Revolving Secured Party shall have any duty to advise the Term Collateral Agent or any Term Secured Party of information known to it regarding such condition or any such circumstances or otherwise. In the event the Revolving Collateral Agent or a Revolving Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Term Collateral Agent or any Term Secured Party, it shall be under no obligation:

(a) to make, and neither the Revolving Collateral Agent nor any Revolving Secured Party shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Term Secured Parties or the Term Collateral Agent pays over to the Revolving Collateral Agent or any Revolving Secured Parties under the terms of this Agreement, the Term Secured Parties and Term Collateral Agent shall be subrogated to the rights of the Revolving Collateral Agent and the Revolving Secured Parties; provided that, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Obligations has occurred. The Company and each other Grantor acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by the Term Collateral Agent or any Term Secured Parties that are paid over to the Revolving Collateral Agent or Revolving Secured Parties pursuant to this Agreement shall not reduce any of the applicable Term Obligations.

8.6 Application of Payments. All payments received by the Revolving Collateral Agent or any Revolving Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Revolving Obligations as shall be provided in the applicable Revolving Documents. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, assents to any extension or postponement of the time of payment, subject to Section 5.3(a), of the applicable Revolving Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Revolving Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING HEREUNDER OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.8 Notices. All notices to the Revolving Secured Parties and the Term Secured Parties permitted or required under this Agreement shall also be sent to the Revolving Collateral Agent and the Term Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, or upon receipt if sent by facsimile or United States mail. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, and the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Company and each other Grantor agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Revolving Collateral Agent or the Term Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the Revolving Collateral Agent, the Revolving Secured Parties, the Term Collateral Agent and the Term Secured Parties, the Company, the other Grantors and their respective successors and assigns.

8.12 Specific Performance. Each of the Revolving Collateral Agent and the Term Collateral Agent may demand specific performance of this Agreement. Each of the Revolving Collateral Agent, on behalf of itself and the Revolving Secured Parties, and the Term Collateral Agent, on behalf of itself and the Term Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Collateral Agent or the Revolving Secured Parties or the Term Collateral Agent or the Term Secured Parties, as the case may be.

8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Revolving Secured Parties and the Term Secured Parties. Nothing in this Agreement shall impair, as between the Company and the other Grantors and the Revolving Collateral Agent, the Revolving Secured Parties, the Term Collateral Agent and the Term Secured Parties, the obligations of the Company and the other Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Documents and the Term Documents, respectively.

8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the Revolving Collateral Agent and the Revolving Secured Parties and (b) the Term Collateral Agent and the Term Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Revolving Obligations and the Term Obligations as and when the same shall become due and payable in accordance with their terms.

8.18 Reciprocity. The Revolving Collateral Agent agrees, for itself and on behalf of the Revolving Secured Parties, that if it or any Revolving Secured Party, or any agent or trustee therefor, shall obtain any Lien on Non-ABL Collateral securing any Revolving Obligations, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, such Lien shall be junior and subordinate in all respects to all Term Liens on such Non-ABL Collateral, and neither the Revolving Collateral Agent nor any Revolving Secured Party shall take any action with respect to such Non-ABL Collateral or with respect to Term Liens on such Non-ABL Collateral or the Term Obligations insofar as they are secured by such Liens that the Term Collateral Agent or the Term Secured Parties would be prohibited by this Agreement from taking with respect to the ABL Collateral or with respect to Revolving Liens on such ABL Collateral or the Revolving Obligations.

8.19 Amendment and Restatement. It is the intention of each of the parties hereto that this Agreement shall amend and restate the Existing Intercreditor Agreement in its entirety. The parties hereto hereby agree that this Agreement shall constitute the “New Revolving Credit Debt Notice” for purposes of Section 5.5 of the Existing Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Revolving Collateral Agent,

By:	/s/ Patrick Lee
Title: Duly Authorized Signatory

[ABL Intercreditor Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE BANK OF NEW YORK MELLON, as Term Collateral Agent,

By:	/s/ Melinda Valentine
Name: Melinda Valentine
Title: Vice President

[ABL Intercreditor Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ Anthony L. Genito
	Name:	Anthony L. Genito
	Title:	Executive Vice President, Chief Financial Officer, and Chief Accounting Officer

ROV HOLDING, INC.

UNITED INDUSTRIES CORPORATION

UNITED PET GROUP, INC.

ROVCAL, INC.

AQUARIA, INC.

SOUTHERN CALIFORNIA FOAM, INC.

TETRA HOLDING (US), INC.

SPECTRUM NEPTUNE US HOLDCO CORPORATION

PERFECTO MANUFACTURING, INC.

AQUARIUM SYSTEMS, INC.

SCHULTZ COMPANY

SPECTRUM JUNGLE LABS CORPORATION

DB ONLINE, LLC

By:   United Pet Group, Inc.,

         its Managing Member

By:	/s/ Anthony L. Genito
	Name:	Anthony L. Genito
	Title:	Vice President

[ABL Intercreditor Agreement]